Exhibit 5.1

30 September, 2014

Matter No.:332092

Doc Ref: 8722198

1 (441) 299 4982

mary.ward@conyersdill.com

Travelport Worldwide Limited

Clarendon House

2 Church Street

Hamilton, HM 11

Bermuda

Dear Sirs,

Travelport Worldwide Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 30 September, 2014 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 5,745,966 common shares, par value US$0.0025 per share, issuable pursuant to the Travelport Worldwide Limited 2013 Equity Plan (the “Equity Plan”), 2,400,000 common shares, par value US$0.0025 per share, issuable pursuant to the Travelport Worldwide Limited 2014 Employee Stock Purchase Plan (the “Stock Purchase Plan”), and 6,000,000 common shares, par value US$0.0025 per share, issuable pursuant to the Travelport Worldwide Limited 2014 Omnibus Incentive Plan (the “Omnibus Plan” together with the Equity Plan and the Stock Purchase Plan, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) (together, the “Common Shares”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Plans. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 30 September, 2014, excerpts of minutes of a meeting of the directors of the Company held on 2 June, 2014 certified by the Assistant Secretary on 19 September, 2014, written resolutions of the directors of the Company effective 4 August, 2014, 19 September, 2014 and 23 September, 2014, excerpts of minutes of a meeting of the directors of the Company held on 24 September, 2014 certified by the Assistant Secretary on 30 September, 2014, and written resolutions of the shareholders of the Company effective 18 August, 2014, 5 September, 2014 and 22 September, 2014 (together, the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of any Common Shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (g) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (h) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority dated 12 September, 2014 will not have been revoked or amended at the time of issuance of any Common Shares. “Non-assessability” is not a legal concept under Bermuda law, but when we described the Common Shares herein as being “non-assessable” we mean that no further sums are payable with respect to the issue of such shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the terms of the Plans, the Common Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited